UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2006

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 20, 2006, the Board of Directors of The Mosaic Company (“Mosaic”) approved a revised director compensation policy for Mosaic’s non-management directors and the Chairman of the Board. The revised policy replaces the existing director compensation policy for Mosaic’s non-management directors and the Chairman of the Board effective June 1, 2006. Under the revised policy, Mosaic will eliminate the practice of “per meeting” fees for Board and committee meetings. Non-management directors and the Chairman of the Board will be paid annual cash retainers of $75,000 and $150,000, respectively. In addition, the Chairperson of the Audit Committee will receive an additional $15,000 cash retainer each year and other members of the Audit Committee will receive $5,000 annually. Chairpersons of Mosaic’s other Board committees will receive a $7,000 cash retainer per year. Non-management directors and the Chairman of the Board will receive annual equity compensation awards valued at $65,000 and $130,000, respectively. Equity compensation awards will be in the form of restricted stock units issued pursuant to The Mosaic Company 2004 Omnibus Stock and Incentive Plan. Directors will also be reimbursed for travel and business expenses. Any member of Mosaic’s management team serving on the Board of Directors is not eligible to receive compensation under the director compensation program. A copy of the summary sheet outlining the terms of director compensation approved by the Board is filed as Exhibit 10.iii. to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Reference is made to the Exhibit Index hereto with respect to the exhibit furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: April 26, 2006	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.iii.	Summary of Board of Director Compensation of The Mosaic Company, effective June 1, 2006